                                                                    NEWS RELEASE
                                                                    ------------
[LOGO OF                                                                   98-01
AMERICAN GENERAL
APPEARS HERE]

American General Corporation
P. O. Box 3247
Houston, Texas 77253


CONTACT:

Investors:
---------

Robert D. Mrlik
Vice President -
Investor Relations
(713) 831-1137

David W. Entrekin
Vice President -
Investor Relations
(212) 446-3109

Media:
-----

John E. Pluhowski
Director - Corporate
Communications
(713) 831-1149


FOR IMMEDIATE RELEASE
---------------------

                     AMERICAN GENERAL REPORTS 15% INCREASE
                     -------------------------------------
                        IN OPERATING EARNINGS FOR 1997
                        ------------------------------

    Houston, January 27, 1998 -- American General Corporation (NYSE: AGC), one of the nation's largest diversified financial services organizations with assets of $81 billion and market capitalization of $14 billion, today reported a 15% increase in 1997 operating earnings to a record $868 million or $3.49 per share compared to $756 million or $3.04 per share in 1996.

                            YEAR ENDED DECEMBER 31,   QUARTER ENDED DECEMBER 31,
                            ------------------------  ---------------------------
OPERATING EARNINGS           1997     1996   CHANGE    1997     1996     CHANGE
--------------------------  -------  ------  -------  -------  -------  ---------
     In Millions              $ 868   $ 756    + 15%    $ 219    $ 185      + 18%
     Per Share (diluted)      $3.49   $3.04    + 15%    $ .88    $ .75      + 17%

   Net income, which includes net realized gains and other non-recurring items, was $542 million in 1997 compared to $653 million for 1996. Net income for 1997 includes a previously reported $353 million charge primarily associated with the USLIFE acquisition, and net income for 1996 includes a $143 million charge ($93 million in the fourth quarter) principally relating to the company's decision to dispose of certain non-strategic assets.

   Fourth quarter operating earnings increased 18% to $219 million compared to $185 million in the 1996 period. Operating earnings per share for the quarter increased 17% to $.88 compared to $.75 in the 1996 fourth quarter. Net income for the quarter was $230 million or $.92 per share compared to $95 million or $.39 per share in the 1996 period.

   As a result of the pooling of interests method used to account for the company's $1.8 billion acquisition of USLIFE Corporation, past financial results for American General have been restated to present the combined operations of American General and USLIFE for all periods.

   Commenting on the results, Robert M. Devlin, chairman and chief executive officer, said, "The past year was pivotal to the development and competitive positioning of American General. Our strategy for growth, which includes opportunistic acquisitions as well as internal expansion, is producing solid near-term results and improved returns to shareholders. In 1997, operating earnings

                                   - more -

News Release 98-01, January 27, 1998 - Page 2
American General Corporation
--------------------------------------------------

per share increased 15%, operating return on shareholders' equity increased to 14%, and total return to shareholders was 36%. We are committed to achieving long-term objectives of 12-14% growth in earnings per share and 15% return on shareholders' equity.

   "Our accomplishments for the year will produce benefits far beyond the 1997 operating results. We took bold steps to redefine the way our life insurance organization operates. In addition to consolidation and integration activities, we have developed a shared services environment which will set new standards in the industry for product development, marketing, and operating efficiency. In retirement services, our leading competitive position will be enhanced by the Western National acquisition which will create additional opportunities for sales and asset growth. Furthermore, the revitalization of our consumer finance branch office network provides a solid foundation for continuing loan growth and increasing profitability.

   "American General is emerging as a company with distinct competitive strengths, capable of delivering consistently solid growth and returns to shareholders. We are enthusiastic about the outlook for American General, an outlook that is being significantly enhanced by internal expansion, organizational changes, and acquisitions. Our goal is to be the premier provider of financial services in the markets we serve."

                           1997 CORPORATE ACTIVITIES
                           -------------------------

   HOME BENEFICIAL ACQUISITION. On April 16, 1997, American General completed the $665 million acquisition of Home Beneficial Corporation for $283 million in cash and 9.5 million shares of American General common stock. The operations of Home Beneficial are being consolidated into the career agency division of the life insurance segment.

   USLIFE ACQUISITION. On June 17, 1997, American General completed the $1.8 billion acquisition of USLIFE Corporation in an all-stock transaction through the issuance of approximately 39 million shares. Following the acquisition, the USLIFE holding company was eliminated and its operating companies integrated into the independent producer division of the life insurance segment.

   LIFE INSURANCE DIVISIONAL REALIGNMENT. Following the completion of the USLIFE acquisition, the company realigned its life insurance segment into two divisions based on distribution system and market focus - - the independent producer division and the career agency division. This structure is expected to increase sales through improved product development and enhanced customer service, and to improve profitability through increased operating efficiencies.

   WESTERN NATIONAL ACQUISITION. On September 12, 1997, American General agreed to acquire, for approximately $1.2 billion, the remaining 55% of Western National Corporation not currently owned by the company. Western National is the nation's leading provider of fixed annuities sold through financial institutions. This acquisition is expected to close on February 25, 1998. Upon completion of the transaction, Western National will become part of American General's retirement services segment, with pro forma 1997 annuity sales of more than $5 billion.


                                   - more -

                                   News Release 98-01, January 27, 1998 - Page 3
                                                    American General Corporation
                              --------------------------------------------------


   STRATEGIC VENTURE IN MEXICO. American General entered the rapidly growing Mexican retirement savings market through a strategic partnership enabling the company to participate in the reforms to the country's social security system. American General has a 40% interest in a new venture formed with Grupo Nacional Provincial, S.A., one of Mexico's largest financial services companies. This venture provides enrollment, administration, investment services, and single premium immediate annuities for employees covered under the Mexican social security system.

   ACQUISITION OF ANNUITY BUSINESS. On December 8, 1997, the company announced a definitive agreement for the purchase of a block of individual and tax-sheltered annuities from Provident Companies, Inc. for $58 million. The transaction, which includes $2.4 billion of annuity reserves, is expected to close by March 31, 1998.

   DISPOSITION OF NON-STRATEGIC ASSETS. During 1997, the company completed the disposition of certain non-strategic assets. These assets, with a book value totaling $1.1 billion, included the company's land development business, a small Canadian life insurance subsidiary, and certain finance receivables. Proceeds from these sales were used for internal growth, debt reduction, and acquisitions.

   SHARE BUYBACK ACTIVITY. American General purchased 9.9 million of its common shares for a total cost of $466 million during 1997, the largest year in terms of share buyback in the company's history.

                   ADDITIONAL CORPORATE FINANCIAL HIGHLIGHTS
                   -----------------------------------------

      .  Revenues and deposits increased to $14 billion, up 6% from 1996;
      .  Assets increased $6.5 billion to $81 billion, up 9% from a year ago;
      . Operating return on shareholders' equity was 14%, up from 13% in 1996; and,
      .  Common stock price per share increased 32% in 1997 to $54.06.

                               SEGMENT REPORTING
                               -----------------

    American General reports its financial results in three business segments and a category for corporate items.

                             YEAR ENDED DECEMBER 31,   QUARTER ENDED DECEMBER 31,
                             ------------------------  ---------------------------
IN MILLIONS:                   1997     1996     CHANGE       1997      1996   CHANGE
-----------                  -------  -------  ---------  -----------  -----  -------
     Retirement Services        $246    $225   +   9%        $  60     $  50      + 19%
     Life Insurance              576     536   +   7           152       137      + 11
     Consumer Finance            156     128   +  21            36        26      + 39
                               -----   -----   -----         -----     -----      ----
     Segment Earnings          $ 978   $ 889   +  10%        $ 248     $ 213      + 16%
                               =====   =====   =====         =====     =====      ====

     The Retirement Services segment is a leading provider of retirement plans and employer-sponsored retirement programs to employees of educational, health care, public sector, and other not-for-profit organizations. With $35 billion in assets, this segment has 1.7 million participant accounts serviced by a sales force of 1,000 retirement planning specialists.

                                   - more -

News Release 98-01, January 27, 1998 - Page 4
American General Corporation
--------------------------------------------------


   The Life Insurance segment is the second largest writer of new individual life insurance premium in the United States. With assets of $35 billion, this segment has life insurance in force of $325 billion, and serves over eight million customers through 32,000 agents.

   The Consumer Finance segment is a leading provider of home equity loans, consumer loans, and credit-related life insurance products. With finance receivables of $8.0 billion and a nationwide network of 1,350 branch offices, this segment serves 2.4 million customer accounts.

                              RETIREMENT SERVICES
                              -------------------
    1997 PERFORMANCE HIGHLIGHTS.
    ---------------------------
   .  Assets increased 16% to $35 billion;
   .  Annualized premium sales increased 24% to $1.6 billion;
   . Segment earnings increased 9% to $246 million; and, . Return on equity increased to 16.3% from 15.7%.

   FULL-YEAR RESULTS. The retirement services segment experienced strong sales and asset growth in 1997 as a result of its leading competitive position in the retirement savings market. Sales increased 24% in 1997 compared to 1996, and led to a 17% increase in premium deposits to $3.4 billion. The segment achieved double-digit growth in sales and assets in each of its markets, reflecting strong demand for its top-selling Portfolio Director variable annuity product. Participant accounts increased 13% to 1.7 million at year end.

   The shift in customer preference for equity-based variable annuity products continued throughout the year. As a result, variable premium deposits increased 37% in 1997, and were 53% of total premium deposits for the year compared to 45% in 1996. The growth in variable premium, combined with market appreciation, led to a 48% increase in separate account assets to $10.6 billion. Variable account reserves accounted for 32% of total reserves at year end compared to 25% in 1996.

   The 9% increase in segment earnings resulted from the growth in assets combined with the shift toward variable products. The higher earnings, and the lower capital required for variable products, led to an increase in return on equity to 16.3% from 15.7% in the prior year. The surrender ratio remained low at 4.7% compared to 4.4% in 1996. Operating expenses as a percentage of average assets improved to .49% compared to .52% in the prior year.

   FOURTH QUARTER RESULTS. Fourth quarter segment earnings increased 19% to $60 million compared to $50 million in the prior year period. Sales increased 19% compared to the year-ago quarter and contributed to a 14% increase in total premium deposits. Variable premium deposits accounted for 55% of total premium deposits compared to 49% a year ago. The Portfolio Director series of products accounted for 78% of premium deposits in the fourth quarter compared to 68% in the prior year period.

                                   - more -

                                   News Release 98-01, January 27, 1998 - Page 5
                                                    American General Corporation
                              --------------------------------------------------


                                 LIFE INSURANCE
                                 --------------

   1997 PERFORMANCE HIGHLIGHTS.
   ---------------------------
   . Annualized premium life sales increased 10% to $521 million; . Segment earnings increased 7% to $576 million;
   . Total deposits increased 9% to $1.7 billion; and, . Return on equity was unchanged at 10%.

   FULL-YEAR RESULTS. The life insurance segment experienced a year of dramatic expansion and change designed to further capitalize on the company's position as a leading provider of life insurance products. In 1997, the company completed the acquisition of Home Beneficial and USLIFE Corporation, and realigned the segment into two divisions based upon distribution and market focus. These acquisitions, combined with the realignment, have enabled the life insurance segment to capitalize on efficiencies resulting from the sharing of common products and services, and to improve the marketing of its products through an expanded and more focused distribution network.

   The life insurance segment continued to produce solid near-term operating performance with earnings increasing 7% to $576 million compared to $536 million in the prior year. In 1997, the life insurance segment outperformed the industry with annualized life sales increasing 10%. The growth in sales reflects expansion into the corporate executive benefits market, strong performance from key producer groups, and the contribution from acquired companies.

   Consolidation and integration activities in the segment are progressing according to plan. The implementation of the shared services platform in the independent producer division is well underway. Annualized operating expense savings totaling $50 million are scheduled to be realized beginning in the first quarter of 1998. During the year, the career agency division completed the consolidation of Independent Life, acquired in 1996, and the consolidation of the operations of Home Beneficial is on schedule. The benefits achieved in these consolidations led to the increase in earnings for the segment compared to the prior year.

   FOURTH QUARTER RESULTS. Fourth quarter earnings for the life insurance segment increased 11% to $152 million compared to $137 million in the 1996 period. The growth in earnings primarily reflects the benefits of the company's acquisition and consolidation activities during 1997. Annualized life sales increased 11% compared to the prior year, while life insurance in force increased 5% to $325 billion.

                                CONSUMER FINANCE
                                ----------------
   1997 PERFORMANCE HIGHLIGHTS.
   ---------------------------
   .  Segment earnings increased 21% to $156 million;
   .  Delinquency ratio improved to 3.60% from 3.83%;
   . Charge-off ratio improved to 3.60% from 5.47%; and, . Return on equity increased to 13% from 10%.

                                   - more -

News Release 98-01, January 27, 1998 - Page 6
American General Corporation
--------------------------------------------------


   FULL-YEAR RESULTS. The 21% increase in consumer finance segment earnings during 1997 was primarily due to the decrease in charge offs resulting from improved credit quality in the receivable portfolio. The improvements in credit quality resulted from the higher percentage of real estate-secured receivables, enhanced underwriting and risk scoring, and the sale of non-strategic assets. The lower level of charge offs led to an improvement in risk-adjusted spread to 6.41% from 5.50% in the prior year.

   The receivables portfolio was $8.0 billion at year-end 1997, a 5% increase from 1996. This increase primarily resulted from growth in loan volume generated by the nationwide branch office network and a focus on key retail merchant relationships. The receivables portfolio consisted of 52% real estate-secured loans at year end, up from 49% a year ago.

   The shift toward higher quality, real estate-secured loans combined with higher underwriting standards led to the improvement in the delinquency ratio compared to prior year end. At the end of 1997, the allowance for loan losses was $373 million or 4.65% of finance receivables, and remained conservative near the high end of the company's historic range of charge-off coverage.

   FOURTH QUARTER RESULTS. Consumer finance segment earnings were $36 million in the quarter, a 39% increase over the prior year period. The improvement in earnings was primarily due to the lower level of charge offs in the current quarter resulting from improved credit quality. The charge-off ratio in the quarter was 3.64%, down from 5.69% in the fourth quarter of 1996 and compares to 3.27% in the third quarter of 1997. Seasonal factors typically lead to an increase in charge offs in the fourth quarter. The consumer finance segment experienced strong loan growth in the quarter with finance receivable activity increasing 11% over the comparable 1996 period.

                              CORPORATE OPERATIONS
                              --------------------

   Corporate operations include operating items such as cost of debt and preferred capital, corporate expenses and earnings on assets not allocated to segments, and non-operating items such as realized investment gains and other non-recurring items.

                                             YEAR ENDED DECEMBER 31,    QUARTER ENDED DECEMBER 31,
                                            -------------------------  ----------------------------
IN MILLIONS:                                    1997         1996          1997           1996
-----------                                 ------------  -----------  -------------  -------------
  Interest on Corporate Debt                      $(107)       $(114)         $ (26)         $ (27)
  Dividends on Preferred Securities                 (84)         (40)           (22)           (11)
  Equity in Earnings of Western National             46           27             15              9
  Other Corporate                                    35           (6)             4              1
                                                  -----        -----          -----          -----
     Total Corporate Operations                   $(110)       $(133)         $ (29)         $ (28)
                                                  =====        =====          =====          =====
  Realized Investment Gains                       $  27        $  40          $  11          $   3
  Non-recurring Items                             $(353)       $(143)         $   -          $ (93)


                                   - more -

                                   News Release 98-01, January 27, 1998 - Page 7
                                                    American General Corporation
                              --------------------------------------------------


    The increase in dividends on preferred securities resulted from the additional capital required to complete acquisitions during the year, and the higher level of capital retained at various subsidiaries. Equity in earnings of Western National increased as a result of higher operating earnings at Western National, the increased percentage of equity ownership, and a change in the accounting treatment of taxes on such earnings following American General's announcement to acquire the remaining portion of the company. The higher level of excess capital led to an increase in earnings on assets not allocated to segments and contributed to the improvement in the other corporate category. The non-recurring items in the full-year 1997 period include previously disclosed change-of-control costs for the USLIFE acquisition, charges related to the disposition of non-strategic assets, costs associated with the life segment divisional realignment, and settlement of litigation. The 1996 non-recurring items primarily relate to a charge associated with assets held for sale in the fourth quarter and a charge taken by the USLIFE group health operation.

                    ---------------------------------------

    American General Corporation is one of the nation's largest diversified financial services organizations with assets of $81 billion and shareholders' equity of $7.6 billion. Headquartered in Houston, it is a leading provider of retirement services, life insurance, and consumer loans to 12 million customers. American General common stock is listed on the New York, Pacific, London, and Swiss stock exchanges.

    Certain information included in this press release is forward looking and involves risks and uncertainties, including general economic and competitive conditions, that could significantly impact expected results. Investors also are directed to other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

                                     # # #

SUPPLEMENT TO NEWS RELEASE 98-01 DATED JANUARY 27, 1998                 [LOGO OF
TITLED "AMERICAN GENERAL REPORTS 15% INCREASE IN OPERATING      AMERICAN GENERAL
EARNINGS FOR 1997"                                                 APPEARS HERE]


AMERICAN GENERAL CORPORATION
COMPARATIVE RESULTS(a)                     YEAR ENDED               QUARTER ENDED
(In millions, except per                  DECEMBER 31,               DECEMBER 31,
share data) (Unaudited)               --------------------      --------------------
                                        1997        1996          1997         1996
                                      -------     --------      -------      -------
1.  REVENUES AND DEPOSITS             $13,973      $13,129       $3,667       $3,367
                                      =======      =======       ======       ======
    BUSINESS SEGMENT EARNINGS:
2.  Retirement Services               $   246      $   225       $   60       $   50
3.  Life Insurance                        576          536          152          137
4.  Consumer Finance                      156          128           36           26
                                      -------      -------       ------       ------
5.  TOTAL BUSINESS SEGMENT
     EARNINGS                             978          889          248          213
                                      -------      -------       ------       ------
    CORPORATE OPERATIONS:
6.  Interest on Corporate Debt           (107)        (114)         (26)         (27)
7.  Dividends on Preferred
    Securities of Subsidiaries            (84)         (40)         (22)         (11)
8.  Expenses Not Allocated to
    Segments                              (55)         (43)         (19)         (15)
9.  Earnings on Corporate Assets           90           37           23           16
10. Equity in Earnings of
    Western National Corporation           46           27           15            9
                                      -------      -------       ------       ------
11. Total Corporate Operations           (110)        (133)         (29)         (28)
                                      -------      -------       ------       ------
12. OPERATING EARNINGS/B/                 868          756          219          185
13. Realized Investment Gains              27           40           11            3
14. Non-recurring Items                  (353)        (143)           -          (93)
                                      -------      -------       ------       ------
15. NET INCOME                        $   542      $   653       $  230       $   95
                                      =======      =======       ======       ======
16. OPERATING EARNINGS PER SHARE
    (DILUTED)/C/                         3.49         3.04          .88          .75
17. AVERAGE DILUTED SHARES -
    OPERATING EARNINGS/C/               251.6        251.9        253.1        251.1
18. NET INCOME PER SHARE
    (DILUTED)/C/                         2.19         2.63          .92          .39
19. AVERAGE DILUTED SHARES - NET
    INCOME/C/                           249.2        251.9        253.1        242.5

-------------------------------------------------------------------------------------

                                         AT DECEMBER 31,
                                      --------------------
                                        1997         1996
                                      -------      -------
20. Assets                            $80,620      $74,134
21. Shareholders' Equity                7,583        6,844
22. Book Value Per Share                30.93        28.05
23. Market Price Per Share              54.06        40.88

    EXCLUDING FAIR VALUE
    ADJUSTMENT RELATED
    TO SECURITIES (SFAS 115)/D/:

24. Assets                            $78,838      $73,185
25. Shareholders' Equity                6,429        6,234
26. Book Value Per Share                26.30        25.58


--------------------------------------------------------------------------------
a As a result of using the pooling of interests method to account for the USLIFE acquisition, the consolidated financial results have been restated to present the combined operations of American General and USLIFE as if the acquisition had been in effect for all periods presented.

b Operating earnings exclude aftertax realized investment gains (losses), non-recurring items, and one-time accounting changes.

c Reflects adoption of SFAS 128, "Earnings Per Share," which establishes revised standards for computing earnings per share for all periods. The 1997 and 1996 full-year and fourth quarter earnings per share were unaffected.

d Under Financial Accounting Standard 115, American General classifies all fixed maturity and equity securities as available-for-sale and records them at fair value. The company adjusts related balance sheet accounts and shareholders' equity as if the associated unrealized gains (losses) had been realized at the balance sheet date.